EXHIBIT 5.1  OPINION OF JOSEPH L. PITTERA, ESQ.

                        Law Offices of Joseph L. Pittera
                             2214 Torrance Boulevard
                                    Suite 101
                           Torrance, California 90501
                            Telephone (310) 328-3588
                            Facsimile (310) 328-3063
                            E-mail: evlam2000@aol.com

November 20, 2006

Board of Directors
Interstate Data USA, Inc.
Ashland, KY

Re: Form SB-2 Registration Statement
    4,000,000 shares of Common Stock at $5.00 per share

Gentlemen:

     We have reviewed the Articles of Incorporation and amendments thereto, By-Laws, corporate proceedings and other documents of Interstate Data USA, Inc. (the "Company") and based upon the foregoing it is our opinion that the securities being registered with the Securities and Exchange Commission pursuant to the Form SB-2 Registration Statement filed with this Opinion as Exhibit 4.2 will when sold, be legally issued, fully paid and non-assessable.

     No consents, approvals, authorizations or orders of agencies, officers or other regulatory authorities are necessary for the valid authorization, issuance or sale of the shares hereunder, except as such may be required under the Securities Act of 1933, as amended, or state securities, or Blue Sky laws.

     We consent to the filing of this opinion as an exhibit to the aforesaid Registration Statement and further consent to the reference made to us under the caption "Legal Matters" in the Prospectus constituting a part of such Registration Statement. Nothing contained herein shall be considered an omission that we are deemed an expert within the meaning of the Securities Act of 1933, as amended.

                                         Very truly yours,

                                         Law Offices of Joseph L. Pittera

                                         By:  /s/ Joseph Pittera Esq.